Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-181595, 333-128085, 333-127471, 333-123828, 333-114449, 333-110828, 333-59702, 333-52886, 333-47954, 333-36738, 333-91265, 333-89343, 333-47645, 333-41397, and 333-29617) and Form S-8 (No. 333-205379, 333-204426, 333-153612, 333-146319, 333-139600, 333-123212, 333-119749, 333-24863, 333-52856, 333-69478, 333-71879, 333-71985, 333-106854 and 333-153612) of Alexion Pharmaceuticals, Inc. of our report dated February 26, 2015 relating to the financial statements and effectiveness of internal control over financial reporting, which appears in Synageva BioPharma Corp.’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this Current Report on Form 8-K of Alexion Pharmaceuticals, Inc. dated June 23, 2015, as amended August 13, 2015.
/s/ PricewaterhouseCoopers LLP
Boston, MA
August 13, 2015